Exhibit 5.1

Dentons US LLP 1221 Avenue of the Americas New York, New York 10020 T+1 212 768 6700 F+1 212 768 6800	Salans FMC SNR Denton dentons.com

May 22, 2015

Board of Directors
Asterias Biotherapeutics, Inc.
230 Constitution Drive
Menlo Park, California 94025

Re:	Asterias Biotherapeutics, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

In our capacity as counsel to Asterias Biotherapeutics, Inc., a Delaware corporation (the “Company”), we have been asked to render this opinion in connection with a registration statement on Form S-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), covering (i) 30,184,980 shares (the “Issued Shares”) of Series A Common Stock, par value $0.0001 per share, of the Company (the “Series A Shares”) and (ii) 3,500,000 shares (the “Warrant Shares”) of Series A Common Stock that are issuable upon exercise of certain warrants heretofore issued by the Company (the “Warrants”). The Issued Shares and the Warrant Shares have been included in the Registration Statement for the account of the persons identified therein as the Selling Stockholders.

We are delivering this opinion to you at your request in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise indentified as being true copies of (i) the Company’s Amended and Restated Certificate of Incorporation, as amended, (ii) the Company’s By-Laws, (iii) the Registration Statement, (iv) corporate proceedings of the Company relating to the Issued Shares, the Warrants and the Warrant Shares, and (v) such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon and the conformity to originals of all copies of all documents examined by us. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

Based upon the foregoing, and in reliance thereon, and subject to the, limitations and exceptions stated herein, we are of the opinion, having due regard for such legal considerations as we deem relevant, that:

1. The Issued Shares have been duly authorized and validly issued and are fully paid and non-assessable.

2. The Warrant Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the Delaware Corporate Law and the federal laws of the United States of America.

We hereby consent to the use of our opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the prospectus comprising a part of the Registration Statement and any amendment thereto. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dentons US LLP